EXHIBIT 10.11

EXECUTION VERSION

COLLATERAL AGENCY AND INTERCREDITOR AGREEMENT

Dated as of March 29, 2007

among

PLUM POINT ENERGY ASSOCIATES, LLC,

as the Borrower,

PPEA HOLDING COMPANY, LLC,

as Pledgor,

THE ROYAL BANK OF SCOTLAND PLC,

as Administrative Agent,

THE BANK OF NEW YORK,

as Collateral Agent,

AMBAC ASSURANCE CORPORATION,

as Loan Insurer

and

EACH OF THE OTHER PARTIES HERETO FROM TIME TO TIME

SECTION 8.	Reliance; Waivers; Etc.	36

8.1	Reliance	36
8.2	No Warranties or Liability	36
8.3	No Waiver of Lien Priorities	36
8.4	Obligations Unconditional	37

SECTION 9.	Miscellaneous	37

9.1	Conflicts	37
9.2	Effectiveness; Continuing Nature of this Agreement; Severability	37
9.3	Amendments; Waivers; Controlling Party	38
9.4	Voting	38
9.5	Information Concerning Financial Condition of the Borrower	40
9.6	Application of Payments	40
9.7	CONSENT TO JURISDICTION	41
9.8	WAIVER OF JURY TRIAL	41
9.9	Notices	42
9.10	Further Assurances	42
9.11	APPLICABLE LAW	42
9.12	Binding on Successors and Assigns	42
9.13	Specific Performance	42
9.14	Headings	42
9.15	Counterparts	42
9.16	Authorization	42
9.17	No Third Party Beneficiaries; No Partnership	43
9.18	Provisions Solely to Define Relative Rights	43

EXHIBIT

Exhibit A	–	Form of Accession Agreement

ANNEX

Annex I	–	Notices

SCHEDULE

Schedule I	–	Excluded Collateral

ii

This COLLATERAL AGENCY AND INTERCREDITOR AGREEMENT is dated as of March 29, 2007, and is entered into by and among PLUM POINT ENERGY ASSOCIATES, LLC, a Delaware limited liability company (the “Borrower”), PPEA HOLDING COMPANY, LLC, a Delaware limited liability company (the “Pledgor”), THE BANK OF NEW YORK, in its capacity as collateral agent for the Secured Parties (as defined below) (the “Collateral Agent”), THE ROYAL BANK OF SCOTLAND PLC, in its capacity as Administrative Agent (as defined below), AMBAC ASSURANCE CORPORATION, in its capacity as Loan Insurer (as defined below), and EACH OF THE OTHER PERSONS (AS DEFINED BELOW) PARTY HERETO FROM TIME TO TIME IN ACCORDANCE WITH THE TERMS HEREOF. Capitalized terms used in this Agreement have the meanings assigned to them in Section 1 below.

RECITALS

(1) The Borrower has an undivided interest in an approximately 665 MW coal- fired power generation plant to be located near Osceola, Arkansas (the “Project”).

(2) The Borrower, the lenders party thereto from time to time (collectively, the “Construction Lenders”), The Royal Bank of Scotland plc, in its capacity as administrative agent for the Construction Lenders (the “Administrative Agent”), The Royal Bank of Scotland plc, in its capacity as issuer of letters of credit, RBS Securities Corporation, in its capacity as sole lead arranger and sole bookrunner (in such capacities, the “Lead Arranger”), the Collateral Agent and the other parties thereto from time to time have entered into that certain Credit Agreement, dated as of the date hereof (the “Credit Agreement”).

(3) The Borrower may incur Additional Senior Debt after the date of this Agreement.

(4) The Borrower will enter into certain interest rate protection agreements after the date of this Agreement, and the Borrower may secure its obligations under certain of such agreements with a first priority lien on the Collateral.

(5) Certain of the Borrower’s obligations under the Credit Agreement, the Secured Interest Rate Protection Agreements and the Secured Funded Debt Documents will be insured and guaranteed by the Loan Insurer, and the Borrower’s reimbursement and other obligations to the Loan Insurer will be secured on a first priority basis by Liens on the Collateral pursuant to the terms of the Collateral Documents.

(6) The obligations of the Borrower under the Credit Agreement, the Secured Interest Rate Protection Agreements and the Secured Funded Debt Documents will be secured on a first priority basis by Liens on the Collateral pursuant to the terms of the Collateral Documents.

(7) The Transaction Documents provide, among other things, that the parties thereto shall set forth in this Agreement their respective rights and remedies with respect to the Collateral and certain other matters.

(8) In order to induce the Secured Parties to enter into the transactions contemplated by the Transaction Documents, each of the parties hereto has agreed to the agency, intercreditor and other provisions set forth in this Agreement.

AGREEMENT

In consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1. Definitions.

1.1 Defined Terms. Any terms used herein without definition shall have the meaning ascribed thereto in the Collateral Documents. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the term defined):

“Accession Agreement” means an Accession Agreement substantially in the form attached hereto as Exhibit A.

“Additional Senior Debt” means Debt incurred by the Borrower after the date hereof which is permitted by all of the Transaction Documents and, pursuant to the terms thereof, the Borrower’s obligations to the lenders, tax-exempt bondholders, agents, trustee, issuing bank and other creditors of the Borrower thereunder are permitted to be secured by a first-priority Lien on the Collateral.

“Advance” means (without duplication) (a) a loan (including any Construction Loans, Backstop LC Loans, Revolving Credit Loans and Term Loans under and as defined in the Credit Agreement) or other funded debt obligation made by the Construction Lenders under the Credit Agreement and/or the New Lenders under any other Secured Funded Debt Document and/or (b) an obligation of the Lenders under the Credit Agreement or the New Lenders under any other Secured Funded Debt Document to reimburse a LC Issuer for a drawing under a Letter of Credit, as the context may require.

“Affiliate” means, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” means each of the Administrative Agent, the Collateral Agent, the Depositary Agent, each LC Issuer, the Lead Arranger, the Loan Insurer, and/or each agent, trustee and/or issuing bank under any Secured Funded Debt Document, as the context may require.

“Asset Sale” means a sale, lease (as lessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor), transfer or other disposition to, or any exchange of Property with, any Person, in one transaction or a series of transactions, of part of the Borrower’s Properties, whether now owned or hereafter acquired, leased or licensed, to the extent such sale, lease, sale and leaseback, assignment, conveyance, license, transfer or other disposition is permitted under the terms of all of the Transaction Documents.

“Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Bankruptcy Event” shall be deemed to occur, with respect to any Person, if that person shall institute a voluntary case seeking liquidation or reorganization under the Bankruptcy Law, or shall consent to the institution of an involuntary case thereunder against it; or such Person shall file a petition or shall otherwise institute any similar proceeding under any other applicable Federal or state law, or shall consent thereto; or such Person shall apply for the appointment, or by consent or acquiescence there shall be an appointment, of a receiver, liquidator, sequestrator, trustee or other officer or custodian with similar powers for itself or any substantial part of its property or assets; or such Person shall make an assignment for the benefit of its creditors; or such Person shall become insolvent, or admit in writing its inability or unwillingness to pay its debts generally as they become due; or if an involuntary case shall be commenced seeking liquidation or reorganization of such Person under the Bankruptcy Law or any similar proceedings shall be commenced against such Person under any other applicable Federal or state law and (i) the petition commencing the involuntary case is not timely controverted, (ii) the petition commencing the involuntary case is not dismissed within sixty (60) days of its filing, (iii) an interim trustee is appointed to take possession of all or a portion of the property, and/or to operate all or any part of the business, of such Person and such appointment is not vacated within sixty (60) days, or (iv) an order for relief shall have been issued or entered therein; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee or other officer having similar powers, of such Person or all or a part of its property shall have been entered; or any other similar relief shall be granted against such Person under any applicable federal or state law.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Borrower” has the meaning specified in the preamble hereto.

“Breakage Costs” means, with respect to any Advance, the loss, cost and expense attributable to (a) the prepayment of the principal amount of such Advance other than on the last day of the applicable interest period for such Advance or (b) the revocation by the Borrower of any notice of borrowing or notice of issuance submitted pursuant to the Credit Agreement or any other Secured Funded Debt Document, as applicable, after the applicable minimum period for the submission of such notice of borrowing or notice of issuance, as applicable, specified therein or the failure of the conditions precedent to be met after delivery of any such notice of borrowing or notice of issuance and, shall in any event include any amount payable pursuant to Section 2.16 of the Credit Agreement.

“Business Day” means any day other than a Saturday or Sunday or other day on which banks in New York, New York or in the State of Arkansas are authorized or required by law or executive order to remain closed.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Cash” means money, currency or a credit balance in any demand account or deposit account.

“Claims” means any and all actions, suits, penalties, claims and demands and reasonable out-of-pocket liabilities, losses, costs and expenses (including reasonable and documented attorney’s fees and expenses) of any nature whatsoever.

“Closing Date” means March 29, 2007.

“Co-Participants” means ETEC, MJMEUC, MEAM and Empire.

“Collateral” means the Equity Interests in and all Property of the Borrower (other than any Property which is specifically excluded from the Collateral pursuant to the Collateral Documents, including, from and after the disposition thereof, any Excluded Collateral), now owned or hereinafter acquired.

“Collateral Documents” means the Mortgage, the Pledge Agreement, the Security Agreement, this Agreement, the Depositary Agreement, each Consent, any fixture filings, financing statements, or other similar documents filed, recorded or delivered in connection with the foregoing, and any other agreement, document or instrument pursuant to which a Lien is granted securing any Secured Obligations or under which rights or remedies with respect to such Liens are governed.

“Commitments” means the commitments of the Construction Lenders and the New Lenders to make Advances, to fund, issue and take participation interests in Letters of Credit, and/or to make other extensions of credit to the Borrower, as more particularly provided for in the Credit Agreement or the applicable Secured Funded Debt Document.

“Consent” means each Consent and Agreement entered into on or prior to the Closing Date (including any “acknowledgment letter” delivered by the applicable counterparties on or before the Closing Date with respect to any Consent and Agreements entered into prior to the Closing Date) or from time to time thereafter among the applicable counterparty, the Borrower and the Collateral Agent (for the benefit of the Secured Parties).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” and “under common control with” shall have meanings correlative thereto.

“Controlling Parties” means (a) in the case of the Credit Agreement, (i) until the Credit Agreement has been Refinanced in full, the “Controlling Party” under and as defined in the Credit Agreement and (ii) if the Credit Agreement has been Refinanced in full and the Loan Insurer is not guaranteeing or insuring any other Insured Debt, the administrative agent under any successor credit facility (subject to the requirements thereunder regarding majority or supermajority lender voting) and (b) in the case of any other Insured Debt, the “Controlling Party”, “Directing Party” or analogous entity in respect of such other Insured Debt.

“Debt” of any Person at any date means, without duplication:

(a) indebtedness created, issued or incurred by such Person for borrowed money (whether by loan or the issuance and sale of debt securities or the sale of Property of such Person to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property of such Person from such Person);

(b) notes payable and drafts accepted by such Person representing extensions of credit whether or not representing obligations for borrowed money;

(c) any obligation owed by such Person for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is due more than six months from the date of incurrence of the obligation in respect thereof;

(d) the face amount of any letter of credit or similar instrument issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings;

(e) the direct or indirect Guarantee, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another (provided that such obligation of such person shall be “Debt” hereunder only if and to the extent that the assurance such Person is providing to such obligee is in respect of an obligation that otherwise constitutes “Debt” hereunder);

(f) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged or the holders thereof will be protected (in whole or in part) against loss in respect thereof (provided that such obligation of such Person shall be “Debt” hereunder only if and to the extent that the assurance such Person is providing to such obligee is in respect of an obligation that otherwise constitutes “Debt” hereunder);

(g) any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (i) or (ii) of this clause (g), the primary purpose or intent thereof is as described in clause (f) above (provided that such liability of such Person shall be “Debt” hereunder only if and to the extent that the related obligation otherwise constitutes “Debt” hereunder);

(h) all ordinary course trade payables which are more than 90 days overdue;

(i) all obligations of such person in respect of any exchange traded or over the counter derivative transaction or any interest rate protection or commodity hedging transaction, including any transaction under any Hedging Agreement (including any Interest Rate Protection Agreement), whether entered into for hedging or speculative purposes; and

(j) Capital Lease Obligations.

“Debt Service Reserve” means any Permitted Investments deposited into a Debt Service Reserve Account as contemplated by the Depositary Agreement.

“Debt Service Reserve Account” has the meaning assigned to such term in the Depositary Agreement.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would constitute an Event of Default.

“Depositary Agent” means The Bank of New York, a New York banking corporation, not in its individual capacity but solely as depositary agent, bank and securities intermediary under the Depositary Agreement.

“Depositary Agreement” means the Depositary Agreement, dated as of the date hereof, among the Borrower, the Depositary Agent, the Administrative Agent and the Collateral Agent.

“DIP Financing” has the meaning specified in Section 6.1.

“direction of the Required First Lien Secured Parties” means any instruction or direction given to the Collateral Agent in accordance with the terms of this Agreement (including Section 9.4 hereof and as contemplated by the definition of Required First Lien Secured Parties) to take or refrain from taking any action hereunder or under any other Collateral Document. Each such instruction or direction shall be accompanied by a certificate from each Secured Debt Representative certifying the dollar amount that such Secured Debt Representative (on behalf of its applicable Secured Parties) is entitled to vote pursuant to the applicable terms and conditions hereof. The Collateral Agent shall be entitled to conclusively rely on the accuracy of each such certificate of each Secured Debt Representative and the Collateral Agent shall provide a copy of each such certificate to the other Secured Debt Representatives.

“Discharge Date” means the date on which:

(a) payment in full in cash of (i) the outstanding principal amount of the Advances, (ii) unreimbursed amounts with respect to any Letter of Credit issued under the Credit Agreement or the other Secured Funded Debt Documents and (iii) Interest Expense (including interest accruing (or which would, absent the commencement of an Insolvency or Liquidation Proceeding, accrue) on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest would be allowed in such Insolvency or Liquidation Proceeding) has been made under the Transaction Documents;

(b) the termination or expiration of all (i) Commitments, (ii) Secured Interest Rate Protection Agreements and (iii) Secured Fuel Supply Agreements has occurred;

(c) cancellation, termination or cash collateralization at 102.5% of the Available Amount thereof (in a manner reasonably satisfactory to the applicable LC Bank and the applicable Secured Debt Representative or, if such Letters of Credit are Insured Debt, the Controlling Party) of all Letters of Credit issued and outstanding under the Credit Agreement or the other Secured Funded Debt Documents has occurred; and

(d) payment in full in cash of all other Secured Obligations that are then due and payable or otherwise accrued has been made (or provision has been made for the payment and discharge in full of such other Secured Obligations in accordance with the terms and conditions of the applicable Secured Funded Debt Documents).

“Early Termination Event” means, with respect to any Secured Fuel Supply Agreement or any Secured Interest Rate Protection Agreement, the occurrence of any “Early Termination Event” or the designation of an “Early Termination Date” (however defined) or any event of default (howsoever defined) under such Secured Fuel Supply Agreement or such Secured Interest Rate Protection Agreement (as the case may be) which results in the termination of such Secured Fuel Supply Agreement or such Secured Interest Rate Protection Agreement (as the case may be).

“Eligible Fuel Supply Agreement Amount” means, as of any date of determination, the amounts which the Borrower owes to the applicable Secured Fuel Supply Agreement Counterparty under such Secured Fuel Supply Agreement in respect of coal actually delivered to the Project under such Secured Fuel Supply Agreement (and not, for the avoidance of doubt, any termination payments, mark-to-market payments or consequential, special, punitive, liquidated or indirect damage payments) as of such date of determination.

“Eligible Swap Amount” means, as of any date of determination, the amount of the Termination Payments (if any) due and owing to the applicable Interest Rate Hedge Provider as of such of date of determination.

“Empire” means The Empire District Electric Company, a Kansas corporation.

“Empire PPA” means the Power Purchase Agreement, dated as of March 3, 2006, between the Borrower and Empire.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any person, or any obligations convertible into or exchangeable for, or giving any person a right, option or warrant to acquire, such equity interests or such convertible or exchangeable obligations.

“ETEC” means East Texas Electric Cooperative, Inc., a generation and transmission electric cooperative existing under the laws of the State of Texas.

“Event of Default” means the occurrence of (a) any “Event of Default” under and as defined in the Credit Agreement or any other Collateral Document, (b) any “Event of Default”, “Early Termination Event” or “Additional Termination Event”, under and as defined in the Secured Interest Rate Protection Agreement, (c) any similar term describing an event of default or early termination event under and however defined in any Secured Interest Rate Protection Agreement or (d) any similar term describing an event of default under any other Transaction Document.

“Excluded Collateral” means any of the Borrower’s Properties set forth on Schedule 1.01(a) hereto.

“FERC” means the Federal Energy Regulatory Commission and its successors.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means the government of the United States of America or any other nation, any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Rule” means, with respect to any Person, any law, rule, regulation, ordinance, order, code, treaty, judgment, decree, directive, guideline, policy or similar form of decision of any Governmental Authority binding on such Person.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of (a) the guarantor or (b) another Person (including any bank under a letter of credit) to induce the creation of which the guarantor has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or having the economic effect of guaranteeing any Debt or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation, contingent or otherwise, of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt or other obligation of the payment of such Debt or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation, (iv) as an account party in respect of any letter of credit or letter of guaranty issued to support such Debt or obligation or (v) to otherwise assure or hold harmless the owner of such Debt or other obligation against loss in respect thereof; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, fuel or other commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided, however, that no phantom stock or similar plan providing for payments and on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any Affiliate of the Borrower shall be a Hedging Agreement.

“Indemnified Person” has the meaning assigned to such term in Section 7.11(a).

“Independent Engineer” means Stone & Webster Management Consultants, Inc., or its successor appointed pursuant to the Credit Agreement.

“Insolvency or Liquidation Proceeding” means:

(a) any voluntary or involuntary case or proceeding under any Bankruptcy Law with respect to any Loan Party;

(b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Loan Party or with respect to a material portion of their respective assets;

(c) any liquidation, dissolution, reorganization or winding up of any Loan Party whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or

(d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Loan Party.

“Insurance Policies” has the meaning assigned to such term in the Depositary Agreement.

“Insured Debt” has the meaning assigned to such term in Section 9.4(d).

“Interest Expense” means, for any period, cash interest expense (including default interest) of the Borrower for such period (including all commissions, discounts and other fees and charges owed by the Borrower with respect to letters of credit and bankers’ acceptance financing) under any of the Secured Funded Debt Documents.

“Interest Rate Hedge Provider” means any Person providing an Interest Rate Protection Agreement; provided, that such Person’s long-term unsecured debt is rated at least

“AA-” by S&P and “Aa3” by Moody’s at the time such Person enters into an Interest Rate Protection Agreement (including the applicable confirmation thereunder) with the Borrower.

“LC Issuer” means (a) The Royal Bank of Scotland plc, in its capacity as issuer of Letters of Credit under the Credit Agreement and (b) any other issuer of Letters of Credit under any of the Secured Funded Debt Documents.

“Lenders Exposure Amount” means, with respect to the Credit Agreement and the other Secured Funded Debt Documents, at any time, an amount equal to (without duplication) (a) the sum of the aggregate principal amount of the Advances outstanding under the Credit Agreement or such other Secured Funded Debt Document at such time, plus (b) the sum of the aggregate Available Amount under all Letters of Credit at such time plus (c) the sum of the aggregate amount of undrawn (and then uncancelled) Commitments under the Credit Agreement or such other Secured Funded Debt Document at such time (provided that for purposes of this clause (c), if the applicable Secured Funded Debt Document contemplates Advances made under one class of Commitments to convert to Advances made under another class Commitments (e.g., Construction Loans under the Credit Agreement being converted into Term Loans under the Credit Agreement), then the Commitments under such other class shall be disregarded for purposes of calculating Lenders Exposure Amount (e.g., the Term Loan Commitments under the Credit Agreement shall be disregarded prior to Term-Conversion).

“Letters of Credit” means each of the letters of credit issued by the LC Issuer under any of the Secured Funded Debt Documents (including the Letters of Credit under and as defined in the Credit Agreement).

“Lien” means, with respect to any Property, (a) any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, encumbrance, collateral assignment, charge or security interest in, on or of such Property, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such Property and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Insurance Agreement” means the Loan Insurance Agreement, dated as of the date hereof, between the Borrower and the Loan Insurer.

“Loan Insurance Policy” means the Financial Guaranty Insurance Policy No. SF0881BE, dated as of the date hereof, made by the Loan Insurer to the Administrative Agent, for the benefit of the Construction Lenders, as beneficiary.

“Loan Insurer” means Ambac Assurance Corporation, a Wisconsin-domiciled stock insurance company, in its capacity as the issuer of the Insurance Policies.

“Loan Insurer Payments” shall have the meaning assigned to such term in the Loan Insurance Agreement.

“Loan Party” means each of the Borrower, the Pledgor and any other Person which provides collateral security for the benefit of the Secured Parties.

“Major Maintenance” means all expenditures by the Borrower for major maintenance of the Project in accordance with Prudent Utility Practices, the Project Contracts and vendor and supplier requirements and recommendations (including overhauls and replacements of major components of the Project). For the avoidance of doubt, “Major Maintenance” excludes any ordinary course expenditures by the Borrower related to the operation and maintenance of the Project.

“Management Fee” means an operating period management fee payable to the Project Manager in accordance with Section 6.2.2 of the Project Management Agreement in an aggregate amount not to exceed the Borrower’s portion of such operating period management fee in accordance with Section 6.2.2 of the Project Management Agreement (as in effect on the date hereof), which Management Fee shall at all times be subordinate to the Secured Obligations. For the avoidance of doubt, the Management Fee shall not include (a) any costs or expenses reimbursable to the Project Manager under Section 6.1 of the Project Management Agreement (as in effect on the date hereof) or (b) any construction period management fee payable to the Project Manager in accordance with Section 6.2.1 of the Project Management Agreement (as in effect on the date hereof).

“Management Services Agreement” means the Management Services Agreement, dated as of March 29, 2007, between Plum Point Management Company, LLC and the Borrower.

“MEAM” means Municipal Energy Agency of Mississippi, a public body corporate and politic and a joint agency organized under the laws of Mississippi.

“MJMEUC” means Missouri Joint Municipal Electric Utility Commission, a body public and corporate of the State of Missouri.

“MJMEUC PPA” means the Power Purchase Agreement, dated as of December 4, 2006, between the Borrower and MJMEUC.

“Mortgage” means each deed of trust, real property debenture, mortgage, leasehold mortgage, assignment of rents, and similar document made by the Borrower in favor of or for the benefit of the Collateral Agent (on behalf of the Secured Parties) on the Closing Date or from time to time thereafter pursuant to any of the Transaction Documents.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Cash Proceeds” means (a) with respect to any Asset Sale or Recovery Event, the proceeds thereof in the form of cash and cash equivalents (including any such proceeds subsequently received (as and when received) in respect of noncash consideration initially received), net of (a) selling expenses (including reasonable and customary broker’s fees or commissions, legal fees, transfer and similar Taxes incurred by the Borrower in connection therewith and the Borrower’s good faith estimate of income Taxes paid or payable in connection with such sale, after taking into account any available tax credits or deductions and any tax sharing arrangements), (b) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds) and (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Debt for borrowed money (other than the Secured Obligations) which is secured by the asset sold in such Asset Sale and which is required to be repaid with such proceeds (other than any such Debt assumed by the purchaser of such asset).

“New Lenders” means the lenders, noteholders, tax-exempt bondholders and/or other creditors who make Advances to the Borrower or otherwise extend Commitments to the Borrower under any Secured Funded Debt Document (other than the Credit Agreement) and their respective Secured Debt Representatives.

“O&M Costs” means all actual cash maintenance and operation costs incurred and paid for the Project on account of the Borrower’s interest in the Project (or any other Co-Participant’s interest that the Borrower has chosen to fund in accordance with the Participation Agreement) in any particular calendar or fiscal year or period to which said term is applicable, including payments made by the Borrower:

(1) for fuel and/or guaranteed heat rate payments made by the Borrower under the Power Purchase Agreements;

(2) under the PILOT Agreements;

(3) under Permitted Rail Car Leases;

(4) for coal, additives or chemicals and transportation costs related thereto;

(5) for its Taxes (other than those based upon the Borrower’s income);

(6) for insurance, consumables, spare parts, equipment, material, repair and maintenance services;

(7) lease payments;

(8) under the Permitted O&M Agreement;

(9) under Additional Project Contracts (as defined in the Credit Agreement);

(10) under the Management Services Agreement;

(11) under any parts or combustion turbine services agreement;

(12) for legal fees and consulting fees and expenses paid by the Borrower in connection with the financing, management, maintenance or operation of the Project;

(13) Loan Insurer Payments and interest payments contemplated by Section 2.01 of the Loan Insurance Agreement;

(14) fees paid in connection with obtaining, transferring, maintaining or amending any permits;

(15) investments by the Borrower in any Permitted Project Company, provided that (i) such investments are made in accordance with the terms of the Transaction Documents and (ii) the proceeds of such investments are applied to pay for items which would be “O&M Costs” if the Borrower purchased such items; and

(16) reasonable general and administrative expenses, including all expenditures incurred to prevent the occurrence of any default under any Transaction Document or Project Document or any Default or Event of Default, and/or to keep the Collateral free and clear of all Liens (other than Permitted Liens).

Notwithstanding anything to the contrary herein, O&M Costs shall not include (i) Major Maintenance expenditures, (ii) Restricted Payments of any kind to the Borrower or its Affiliates, (iii) non-cash charges, including depreciation or obsolescence charges or reserves therefore, amortization of intangibles or other bookkeeping entries of a similar nature, (iv) Capital Expenditures, (v) payments for restoration or repair of the Project from the Loss Proceeds Account in accordance with the terms of this Agreement and the Depositary Agreement, (vi) payments in respect of Debt of the Borrower (other than Debt of the type referred to in clauses (h) and (j) of the definition thereof), (vii) the Management Fee and (viii) the Borrower’s income taxes.

“Other Credit Support” means any (a) letter of credit, (b) guaranty (other than any such guaranty issued by the Borrower) or (c) cash collateral issued or pledged, as applicable, in favor of any Secured Party to support the obligations of the Borrower under the applicable Transaction Document.

“Other Credit Support Exception” means (a) with respect to any Other Credit Support constituting a guaranty, the guarantor thereunder fails to make payment after receipt of a demand for payment thereunder made in accordance with the terms of such guaranty, within three Business Days of its receipt of such demand and (b) with respect to any Other Credit Support constituting a letter of credit, the occurrence and continuance of any of the following: (i) a restraint or injunction shall be threatened or pending against the issuer of such letter of credit or Secured Party that is the beneficiary thereof that restrains or limits or seek to restrain or limit a draw upon, or the application of proceeds from, such letter of credit prior to, concurrent with, or following such draw or application, (ii) the issuing bank of such letter of credit shall be subject to a bankruptcy, or (iii) the issuing bank shall have disavowed, repudiated or dishonored its obligations under such letter of credit after, if applicable, delivery to such issuing bank of a conforming draw request thereunder.

“Participation Agreement” shall mean that certain Participation Agreement, dated as of March 3, 2006 by and between the Borrower, ETEC, MJMEUC, Empire and MEAM (pursuant to the Joinder to Participation Agreement, dated as of June 8, 2006).

“Permitted Investments” has the meaning assigned to such term in the Depositary Agreement.

“Permitted Liens” means any Lien (a) on the Collateral or (b) which the Borrower may incur or suffer to exist on any of its Properties, in each case to the extent permitted by all of the Transaction Documents.

“Permitted O&M Agreement” means any operation and maintenance agreement with a third party contractor or an Affiliate of Dynegy Inc. to provide day-to-day operation and maintenance services to the Project which contains terms and conditions reasonably acceptable to the Controlling Party, in consultation with the Independent Engineer.

“Permitted Project Company” means any subsidiary of the Borrower formed in accordance with the Participation Agreement and in accordance with the terms of all the Transaction Documents.

“Permitted Rail Car Leases” means any lease agreement for the supply of railcars for fuel supply which contains terms and conditions reasonably acceptable to the Controlling Party, in consultation with the Independent Engineer.

“Permitted Tax-Exempt Bond Refinancing” means the Refinancing of the Tax-Exempt Bonds, as contemplated by the definition of “Permitted Tax-Exempt Bond Refinancing” in the Credit Agreement.

“Person” means any natural person, corporation, trust, business trust, joint venture, joint stock company, association, company, limited liability company, partnership, Governmental Authority or other entity.

“PILOT Agreements” means (i) the PILOT Lease, (ii) that certain PILOT Bond Trust Indenture, dated as of March 1, 2006, by and between the City and the PILOT Bond Trustee, (iii) the HOPA Agreements, (iv) the PILOT, (v) the Guaranty Agreement, dated as of March 1, 2006, made by the Borrower in favor of the PILOT Bond Trustee, (vi) the Empire Participating Co-Tenant Agreement, (vii) the Empire Asset Purchase Agreement, (viii) the Assignment of Undivided Tenancy-In-Common Interest, by the Borrower in favor of Empire, (ix) the Assignment of Undivided Tenancy-In-Common Interest, by the Borrower in favor of ETEC, (x) the Assignment of Undivided Tenancy-In-Common Interest, by the Borrower in favor of MJMEUC, (xi) the Assignment of Undivided Tenancy-In-Common Interest, by the Borrower in favor of MEAM, and (xii) any other agreement related thereto.

“Pledge Agreement” means the Pledge and Security Agreement, dated as of the date hereof, between the Pledgor and the Collateral Agent (for the benefit of the Secured Parties) in respect of the pledge by the Pledgor of the membership interests in the Borrower.

“Power Purchase Agreements” means the Empire PPA, the MJMEUC PPA, the SMEPA PPA and the SWECI PPA.

“Project Contracts” has the meaning assigned to such term in the Credit Agreement.

“Project Management Agreement” means that certain Project Management Agreement, dated as of March 3, 2006, among the Borrower, the Co-Participants and the Project Manager.

“Project Manager” means LSP Services Plum Point, LLC, in its role as project manager pursuant to the Project Management Agreement.

“Property” means any right or interest in or to assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Prudent Utility Practices” means, as to the Project, those practices, methods, equipment, specifications and standards of safety and performance, as the same may change from time to time, as are commonly used by electric generation stations in the United States of a type and size similar to the Project, including as to fuel type and configuration of the Project, as good, safe and prudent engineering practices in connection with operation, maintenance, repair, improvement and use of electrical and other equipment, facilities and improvements of such electrical station, with commensurate standards of safety, performance, dependability, efficiency and economy. The term “Prudent Utility Practices” does not necessarily mean one particular practice, method, equipment specification or standard in all cases, but is instead intended to encompass a broad range of acceptable practices, methods, equipment specifications and standards.

“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any taking under power of eminent domain or by condemnation or similar proceeding of or relating to any property or asset of the Borrower, in each case, if not used to repair or rebuild the Project in accordance with the Participation Agreement.

“Refinanced” means, in respect of any Debt, or the agreement or contract pursuant to which such Debt is incurred, (a) such Debt (or more than 20% of the principal amount thereof) or related agreement or contract is extended, renewed, defeased, refinanced, replaced, refunded or repaid, and (b) any other Debt issued in exchange or replacement for or to refinance such Debt (or more than 20% of the principal amount thereof), in whole or in part, whether with the same or different lenders, arrangers and/or agents and whether with a larger or smaller aggregate principal amount and/or a longer or shorter maturity, in each case to the extent permitted under the terms of the Transaction Documents.

“Required First Lien Secured Parties” means, at any time and calculated in accordance with the terms of this Agreement (including Section 9.4 hereof), Secured Parties owed or holding more than 50% of the sum of (without duplication):

(a) the Lenders Exposure Amount under the Credit Agreement and the other Secured Funded Debt Documents at such time;

(b) from and after the date on which an Early Termination Event under any Secured Interest Rate Protection Agreement has occurred, the Eligible Swap Amount thereunder at such time;

(c) from and after the date on which an Early Termination Event under any Secured Fuel Supply Agreement has occurred, the Eligible Fuel Supply Agreement Amount at such time; and

(d) the amounts owed to the Loan Insurer under the Loan Insurance Agreement at such time.

“Responsible Officer” of any Person, means, any executive officer, chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement and the other Transaction Documents; provided that, with respect to the Collateral Agent, such term shall mean the Person in the corporate trust offices of the Collateral Agent responsible for the administration of this Agreement.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, defeasance, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower, in any case, excluding (a) the Developer Conversion Fee referred to in the Depositary Agreement and (b) to the extent contemplated by Section 3.8(c) of the Depositary Agreement any payments in respect of the Empire Buy-In (as defined in the Depositary Agreement) after application of the net proceeds thereof pursuant to Section 3.11 of the Depositary Agreement.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Secured Funded Debt Documents” means (a) the Credit Agreement and (b) any other agreement, document, indenture or instrument providing for or evidencing the obligations of the Borrower to any of the New Lenders in respect of Advances made by such New Lenders to the Borrower, Commitments made by such New Lenders to the Borrower or other extensions of credit extended by such New Lenders to the Borrower, to the extent such are effective at the relevant time. For the avoidance of doubt, the definition of “Secured Funded Debt Documents” does not include the Collateral Documents, the Loan Insurance Agreement, the Secured Fuel Supply Agreement or the Secured Interest Rate Protection Agreements.

“Secured Debt Representative” means (a) with respect to the Credit Agreement, the Administrative Agent (subject to Section 9.4(d)), (b) with respect to any other Secured Funded Debt Document, the agent or trustee for the New Lenders thereunder (as designated in the applicable Accession Agreement) (subject to Section 9.4(d)), (c) with respect to any Secured Interest Rate Protection Agreement, the Interest Rate Hedge Provider party thereto, (d) with respect to any Secured Fuel Supply Agreement, the Secured Fuel Supply Agreement Counterparty party thereto and (e) with respect to the Loan Insurance Agreement, the Loan Insurer.

“Secured Fuel Supply Agreement Counterparties” means each counterparty to a Secured Fuel Supply Agreement which is bound by this Agreement.

“Secured Fuel Supply Agreements” means any coal and other fuel supply agreements entered into by the Borrower and relating to the Project and entered into in accordance with the terms of the Transaction Documents, provided that the Secured Fuel Supply Agreement Counterparty has become bound by this Agreement pursuant to Section 5.4.

“Secured Interest Rate Protection Agreement” means any Interest Rate Protection Agreement which has been entered into by the Borrower and an Interest Rate Hedge Provider.

“Secured Obligations” means, collectively, without duplication: (a) all of the Borrower’s financial liabilities and obligations, of whatsoever nature and however evidenced (including, but not limited to, principal, interest, premium, fees, reimbursement obligations, penalties, termination payments, settlement amounts, amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Law, indemnities and legal and other expenses, whether due after acceleration, termination or otherwise) to the Secured Parties in their capacity as such under the Transaction Documents or any other agreement, document or instrument evidencing, securing or relating to such financial liabilities or obligations, in each case, direct or indirect, primary or secondary, fixed or contingent, now or hereafter arising out of or relating to any such agreements; (b) any and all sums advanced by any of the Secured Parties in order to preserve the Collateral or preserve its security interest in the Collateral; and (c) in the event of any proceeding for the collection or enforcement of the obligations described in clauses (a) and (b) above, after an Event of Default has occurred and is continuing and unwaived, the expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by any of the Secured Parties of its rights under the Collateral Documents, together with reasonable attorneys’ fees and court costs. For the avoidance of doubt, (i) with respect to each Secured Fuel Supply Agreement, the Secured Obligations shall only include the Eligible Fuel Supply Agreement Amount for such Secured Fuel Supply Agreement and (ii) with respect to the Tax-Exempt Bonds, prior to the occurrence of a Permitted Tax-Exempt Bond Refinancing, the obligations of the Borrower under the Tax-Exempt Bonds and related documents and agreement shall not be Secured Obligations.

“Secured Parties” means the Construction Lenders, the New Lenders, the Agents, the Interest Rate Hedge Providers, the Secured Fuel Supply Agreement Counterparties and the Loan Insurer and their respective Secured Debt Representatives.

“Security Agreement” means the Security Agreement, dated as of the date hereof, between the Borrower and the Collateral Agent.

“SMEPA PPA” means the Power Purchase Agreement, dated as of July 31, 2006, between the Borrower and SMEPA

“SWECI PPA” means the Amended and Restated Power Purchase Agreement, dated as of March 28, 2007, between the Borrower and SWECI.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges, liabilities or withholdings imposed by any Governmental Authority and any and all interest and penalties related thereto.

“Tax-Exempt Bonds” means the tax-exempt bonds in an aggregate principal amount of $100,000,000 issued by the City of Osceola, Arkansas pursuant to the terms and conditions of that certain Trust Indenture, dated as of April 1, 2006, the proceeds of which were lent to the Borrower by the City pursuant to the terms and conditions of a loan agreement, dated as of April 1, 2006.

“Term-Conversion” has the meaning assigned to such term in the Credit Agreement.

“Termination Payment” means any amounts payable to or by the Borrower in connection with a termination (whether as a result of the occurrence of an event of default or other termination event) of any Secured Interest Rate Protection Agreement, together with any Interest Expense due and payable by the Borrower in connection with such amounts.

“Transaction Documents” means the Secured Interest Rate Protection Agreements, the Secured Fuel Supply Agreements, the Collateral Documents (including this Agreement), the Loan Insurance Agreement, the Secured Funded Debt Documents and any other related agreement.

“UCC” means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of the security interest in any Collateral (as hereinafter defined) is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions related to such provisions.

1.2	Rules of Interpretation.

For all purposes of this Agreement and the other Collateral Documents, except as otherwise expressly provided or unless the context otherwise requires:

(a) all definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined;

(b) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP;

(c) the expressions “payment in full,” “paid in full” and any other similar terms or phrases when used herein with respect to the Secured Obligations shall mean the payment in full in cash of all Secured Obligations;

(d) unless otherwise expressly provided, all references in this Agreement to designated “Articles,” “Sections,” “Annex,” “Exhibits,” “Schedules,” “clauses”

and other subdivisions are to the designated Articles, Sections, Annex, Exhibits, Schedules, clauses and other subdivisions of this Agreement;

(e) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

(f) unless otherwise expressly specified, any agreement, contract or document defined or referred to herein shall mean such agreement, contract or document as in effect as of the date hereof, as the same may thereafter be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and of this Agreement and the other Transaction Documents and including any agreement, contract or document in substitution or replacement of any of the foregoing in accordance with the terms of this Agreement and the other Transaction Documents;

(g) unless the context clearly intends to the contrary, pronouns having a masculine or feminine gender shall be deemed to include the other;

(h) any reference to any Person shall include its successors and permitted assigns in the capacity indicated, and in the case of any Governmental Authority, any Person succeeding to its functions and capacities;

(i) the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(j) the words “include” or “including” shall be deemed to be followed by “without limitation” or “but not limited to” whether or not they are followed by such phrases or words of like import;

(k) except as otherwise expressly provided herein, any reference to any Debt shall mean such Debt as Refinanced from time to time in accordance with all of the Transaction Documents; and

(l) if the Credit Agreement is Refinanced in full, then any term used herein which is expressly provided to be defined in the Credit Agreement shall mean such term as defined in the Credit Agreement prior to and without giving effect to any such Refinancing or amendments made in contemplation thereof.

SECTION 2. Contesting Liens; Same Collateral; Same Collateral Documents.

(a) Each of the parties hereto agrees that it will not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the priority, validity, perfection or enforceability of a Lien held by or on behalf of any of the Secured Parties in the Collateral or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any party hereto to enforce this Agreement.

(b) Subject to clause (c) below, each of the parties hereto agrees that no Loan Party shall grant or permit any additional Liens on any Property to secure any Secured Obligations unless it has granted or concurrently grants a Lien on such Property to secure all Secured Obligations. To the extent that the foregoing provision is not complied with for any reason, without limiting any other rights and remedies available to the Collateral Agent and/or the Secured Parties, each Secured Party agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 2(b) shall be subject to Section 4.3.

(c) Other than as provided in Section 5.3, the parties hereto agree that it is their intention that the Collateral be identical. In furtherance of the foregoing, the parties hereto agree, subject to the other provisions of this Agreement:

(i) upon request by the Collateral Agent or any Secured Debt Representative, each party hereto agrees to cooperate in good faith (and to direct their counsel to cooperate in good faith) from time to time in order to determine the specific items included in the Collateral and the steps taken to perfect their respective Liens thereon; and

(ii) that the documents, agreements and instruments creating or evidencing the Collateral shall be the same documents.

Nothing in this Section shall be construed as expanding the obligations under the Secured Fuel Supply Agreements which may be secured hereunder.

SECTION 3. Enforcement.

3.1 Exercise of Remedies; Acceleration Rights. (a) Until the Discharge Date has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Borrower or any other Loan Party, the Collateral Agent, in accordance with a direction of the Required First Lien Secured Parties, shall have the exclusive right to enforce rights, exercise remedies (including setoff and the right to credit bid the Secured Obligations) and make determinations regarding the release, sale, disposition or restrictions with respect to the Collateral. In exercising rights and remedies with respect to the Collateral, the Collateral Agent, in accordance with a direction of the Required First Lien Secured Parties, may enforce the provisions of the Collateral Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of the Collateral Agent (or any other agent appointed by the Required First Lien Secured Parties) to sell or otherwise dispose of Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured creditor under the UCC and the Collateral Documents and of a secured creditor under the Bankruptcy Laws of any applicable jurisdiction, in each case in accordance with a direction of the Required First Lien Secured Parties.

(b) Notwithstanding any provision to the contrary in this Agreement (including clause (c) below), upon the occurrence of an Event of Default caused by a Bankruptcy Event of the Borrower, (i) the unutilized Commitments shall forthwith terminate immediately and (ii) all Advances and accrued Interest Expense in respect of the Secured Obligations owed to each Secured Party shall be immediately due and payable without presentment, demand, protest or notice of any kind whatsoever.

(c) Notwithstanding any provision to the contrary in any Transaction Documents (but subject to clause (b) above), the relevant Secured Parties may only accelerate the Secured Obligations owed to such Secured Parties under their respective Transaction Documents if (i) the Collateral Agent has been authorized pursuant to a direction of the Required First Lien Secured Parties to exercise rights and remedies with respect to the Collateral as contemplated by Section 3.1(a) above, (ii) the aggregate principal amount outstanding under the applicable Transaction Documents is greater than $85,000,000 at such time or greater than an amount equal to 25% of the aggregate Lenders Exposure Amount at such time or (iii) the Borrower shall become the subject of a Bankruptcy Event.

3.2 Enforcement of Liens. (a) At all times prior to the Discharge Date, the Collateral Agent, in accordance with a direction of the Required First Lien Secured Parties as contemplated by Section 3.1 above, will have all rights to take action under any of the Collateral Documents with respect to the Collateral (other than as expressly provided for in the Depositary Agreement), including, without limitation, the exclusive right to enforce, collect or realize on any Collateral or exercise any other right or remedy with respect to the Collateral.

(b) Until the Discharge Date, except to the extent directed or consented to by the Required First Lien Secured Parties, none of the Collateral Agent, any Secured Debt Representative or any other Secured Party will:

(i) request judicial relief, in any Insolvency or Liquidation Proceeding or in any other court, that would hinder, delay, limit or prohibit the lawful exercise or enforcement of any right or remedy otherwise available to the Secured Parties in respect of the Liens granted to the Collateral Agent, for the benefit of the Secured Parties;

(ii) oppose or otherwise contest any motion for relief from the automatic stay or for any injunction against foreclosure or enforcement of Liens granted to the Collateral Agent, for the benefit of the Secured Parties, made by the Collateral Agent, acting at the direction of, or as consented to by, the Required First Lien Secured Parties, in any Insolvency or Liquidation Proceeding;

(iii) oppose or otherwise contest any lawful exercise by the Collateral Agent, acting at the direction of, or as consented to by, the Required First Lien Secured Parties, of the right to credit bid the Secured Obligations at any sale in foreclosure of the Liens granted to the Collateral Agent, for the benefit of the Secured Parties; or

(iv) oppose or otherwise contest any other request for judicial relief made in any court by the Collateral Agent, acting at the direction of, or as consented to by, the Required First Lien Secured Parties; relating to the lawful enforcement of any Lien;

provided, however, that the Collateral Agent may take such actions as it deems desirable to create, prove, preserve or protect the Liens upon any Collateral. Notwithstanding the foregoing, both before and during an Insolvency and Liquidation Proceeding, any Secured Party and any Secured Debt Representative may take any actions and exercise any and all rights that they would have as an unsecured creditor, including, without limitation, the commencement of an Insolvency or Liquidation Proceeding against any Loan Party in accordance with applicable law and the termination of any Transaction Document in accordance with the terms thereof; provided that the Secured Parties and the Secured Debt Representatives may not take any of the actions prohibited by clauses (i) through (iv) above or oppose or contest any other claim that it has agreed not to oppose or contest under Section 6.

(c) In exercising rights and remedies with respect to the Collateral after the occurrence and during the continuance of any Event of Default, the Required First Lien Secured Parties may, acting through their respective Secured Debt Representatives as contemplated by Section 9.4, instruct the Collateral Agent to enforce (or to refrain from enforcing) the provisions of the Collateral Documents in respect of the Secured Obligations and exercise (or refrain from exercising) remedies thereunder or any such rights and remedies, all in such order and in such manner as the Collateral Agent may determine, unless otherwise directed by the Required First Lien Secured Parties, including:

(i) the exercise or forbearance from exercise of all rights and remedies in respect of the Collateral and/or the Secured Obligations;

(ii) the enforcement or forbearance from enforcement of any Lien in respect of the Collateral;

(iii) the exercise or forbearance from exercise of rights and powers of a holder of Equity Interests or any other form of securities or membership interests included in the Collateral to the extent provided in the Collateral Documents;

(iv) the acceptance of the Collateral in full or partial satisfaction of the Secured Obligations; and

(v) the exercise or forbearance from exercise of all rights and remedies of a secured lender under the UCC or any similar law of any applicable jurisdiction or in equity.

(d) Without in any way limiting the generality of clause (c) above (but subject to the rights of the Borrower and the other Loan Parties expressly provided for under the Transaction Documents), the Collateral Agent, the Administrative Agent, the Loan Insurer and each other Secured Party and any of them may, at any time and from time to time in accordance with the applicable Transaction Documents and/or applicable law, without the consent of or notice to any other Secured Party, without incurring responsibility to any other Secured Party and without impairing or releasing the Lien priorities and other benefits provided in this Agreement (even if any right of subrogation or other right or remedy of any other Secured Party is affected, impaired or extinguished thereby), do one or more of the following:

(i) change the manner, place or terms of payment or change or extend the time of payment of, or amend, renew, exchange, increase or alter, the terms of any of the Secured

Obligations or any Lien on any Collateral or guaranty thereof or any liability of the Borrower or any other Loan Party, or any liability incurred directly or indirectly in respect thereof (including any increase in or extension of the Secured Obligations, without any restriction as to the tenor or terms of any such increase or extension) or otherwise amend, renew, exchange, extend, modify or supplement in any manner any Liens held by the Collateral Agent or any of the Secured Parties, the Secured Obligations or any of the Transaction Documents;

(ii) sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner and in any order any part of the Collateral or any liability of the Borrower or any other Loan Party to the Secured Parties or the Collateral, or any liability incurred directly or indirectly in respect thereof;

(iii) settle or compromise any Secured Obligation or any other liability of the Borrower or any other Loan Party or any security therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability (including the Secured Obligations) in any manner or order; and

(iv) exercise or delay in or refrain from exercising any right or remedy against the Borrower or any security or any other Loan Party or any other Person, elect any remedy and otherwise deal freely with the Borrower, any other Loan Party or any Collateral and any security and any guarantor or any liability of the Borrower or any other Loan Party to the Secured Parties or any liability incurred directly or indirectly in respect thereof.

As provided for in Section 9.18, nothing in this clause (d) is intended to impair or affect the Borrower’s or any other Loan Party’s obligations to the Secured Parties to comply with the terms of the Transaction Documents.

(e) Following notice of any Event of Default received pursuant to Section 5.2, any Secured Debt Representative may request in writing that the Collateral Agent pursue any lawful action in respect of the Collateral in accordance with the terms of the Collateral Documents. Upon any such written request, the Collateral Agent shall seek the consent of the Required First Lien Secured Parties to pursue such action (it being understood that the Collateral Agent shall not be required to advise the Required First Lien Secured Parties to pursue any such action). Prior to the Discharge Date and following receipt of any notice that an Event of Default has occurred, the Collateral Agent may await direction from the Required First Lien Secured Parties and will act, or decline to act, pursuant to a direction of the Required First Lien Secured Parties, in the exercise and enforcement of the Collateral Agent’s interests, rights, powers and remedies in respect of the Collateral or under the Collateral Documents or applicable law and, following the initiation of such exercise of remedies, the Collateral Agent will act, or decline to act, with respect to the manner of such exercise of remedies pursuant to a direction of the Required First Lien Secured Parties. Subsequent to the Collateral Agent receiving written notice that any Event of Default has occurred entitling the Collateral Agent to foreclose upon, collect or otherwise enforce the Liens on the Collateral then, unless it has been directed to the contrary pursuant to a direction of the Required First Lien Secured Parties, the Collateral Agent in any event may (but will not be obligated to) take all lawful and commercially reasonable actions permitted under the Collateral Documents that it may deem necessary or advisable in its reasonable judgment to protect or preserve its interest in the Collateral and the interests, rights, powers and remedies granted or available to the Collateral Agent under, pursuant to or in connection with the Collateral Documents.

3.3 Consents. Notwithstanding anything to the contrary contained herein or in any of the other Collateral Documents, with respect to the exercise of any rights or remedies of any of the Secured Parties under any of the Consents and Agreements, the Collateral Agent shall have the sole right to exercise such rights or remedies in accordance with the direction of the Required First Lien Secured Parties.

SECTION 4. Payments.

4.1 Application of Proceeds. (a) Regardless of any Insolvency or Liquidation Proceeding which has been commenced by or against the Borrower or any other Loan Party, (i) the Collateral or any proceeds thereof received in connection with the sale or other disposition of, or collection on, such Collateral upon the exercise of remedies in accordance with Section 3 and (ii) any amounts intended to be paid to any of the Secured Parties during the pendency of any Insolvency or Liquidation Proceeding shall, in each case, be applied in the following order (it being agreed that the Collateral Agent shall apply such amounts in the following order as promptly as is reasonably practicable after the receipt thereof):

first, on a pro rata basis, to (i) the payment of all amounts (including fees, expenses and indemnity payments) due to the Collateral Agent or any other Agent (in each case, in such Agent’s capacity as an agent, arranger or issuing bank and not in such Agent’s capacity as a Construction Lender, New Lender, Loan Insurer or other Secured Party) under any of the Transaction Documents and (ii) to the payment of all fees, expenses, Interest Expense, indemnity payments and premiums, if any, due to the Loan Insurer under the Loan Insurance Agreement;

second, on a pro rata basis, to (i) the payment of all Interest Expense, fees and other amounts (other than principal, Termination Payments or other amounts expressly provided for in clause third or fourth below) due to any of the Secured Parties under any of the Secured Funded Debt Documents, (ii) the payment of all ordinary course settlement payments (excluding any Termination Payments) and Interest Expense due to the applicable Interest Rate Hedge Providers under the applicable Interest Rate Protection Agreements, (iii) the payment of all Interest Expense due to the applicable Secured Fuel Supply Agreement Counterparties under the applicable Secured Fuel Supply Agreements and (iii) the payment of any Level 2 Defaulted Payments (as defined in the Depositary Agreement) that have not previously been reimbursed by the Borrower to the Loan Insurer;

third, on a pro rata basis, to (i) the payment of all principal (and any applicable premium) due to any of the Secured Parties under any of the Secured Funded Debt Documents, (ii) the payment of the applicable Eligible Fuel Supply Agreement Amount due to the applicable Secured Fuel Supply Agreement Counterparties under the applicable Secured Fuel Supply Agreements, (iii) the payment of any other amounts that have not previously been reimbursed or paid by the Borrower to the Loan Insurer under any of the Transaction Documents (including all amounts then due under Section 2.01 of the Loan Insurance Agreement to the extent such amounts have not been paid under clause first or second above) and (iv) to the payment of all Termination Payments and any other amounts due to the applicable Interest Rate Hedge Providers under the applicable Interest Rate Protection Agreements; and

last, the balance, if any, after all of the Secured Obligations have been paid in full in cash, to the Borrower or as otherwise required by applicable law.

4.2 Debt Balances. (a) Upon the written request of the Collateral Agent, each Secured Debt Representative shall promptly (and, in any event, within five Business Days) give the Collateral Agent written notice of the aggregate amount of the Secured Obligations then outstanding and owed by the Borrower or any other Loan Party to the Secured Parties represented by such Secured Debt Representative under the applicable Transaction Documents and any other information that the Collateral Agent may reasonably request.

(b) Without limiting the foregoing, upon receipt of any of the monies referred to in Section 4.1 above, the Collateral Agent shall promptly provide notice to each Secured Debt Representative of the receipt of such monies. Within 10 Business Days of the receipt of such notice, each Secured Debt Representative shall give the Collateral Agent written certification by an authorized officer or representative thereof of the aggregate amount of the Secured Obligations then outstanding owed by the Borrower or any other Loan Party to the Secured Parties represented by such Secured Debt Representative under the applicable Transaction Documents to be certified to as presently due and owing (and, promptly upon receipt thereof, the Collateral Agent shall provide a copy of each such certification to each other Secured Debt Representative). Unless otherwise directed by a court of competent jurisdiction or each Secured Debt Representative, the Collateral Agent shall use the information provided for in such notices as the basis for applying such monies in accordance with Section 4.1 above.

4.3 Payments Over. Whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Borrower or any other Loan Party, any Collateral or proceeds thereof received by any Secured Party in connection with the exercise of any right or remedy relating to the Collateral in contravention of this Agreement shall be segregated and held in trust and forthwith paid over to the Collateral Agent for the benefit of the Secured Parties in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct.

SECTION 5. Other Agreements.

5.1 Releases. (a) Upon the request of the Borrower in connection with any Asset Sale (other than in connection with the exercise of the Collateral Agent’s rights and remedies in respect of the Collateral provided for in Section 3) by the Borrower, to the extent permitted by the terms of all of the Transaction Documents, or in connection with the disposal of any Excluded Collateral, the Collateral Agent will, at the Borrower’s expense, execute and deliver to the Borrower such documents (including UCC termination statements) as the Borrower may reasonably request to evidence and effectuate the irrevocable and concurrent release of any Lien granted under any of the Collateral Documents in any Collateral being disposed of in connection with such Asset Sale or Excluded Collateral transaction; provided that in each case the Borrower shall have delivered to each Collateral Agent and each Secured Debt Representative, at least 10 Business Days, or such lesser period of time as the Collateral Agent or each Secured Debt Representative may agree, prior to the date of the proposed release, a written request for release identifying (generally) the relevant Collateral and the provisions under the Transaction Documents which permit such Asset Sale, together with a certification by the Borrower stating that such Asset Sale or Excluded Collateral transaction is in compliance with the terms of all of the Transaction Documents and that the proceeds of such Asset Sale will be applied in accordance with the terms of the Transaction Documents. The Borrower shall provide the Collateral Agent and each Secured Debt Representative with all information as such Person may reasonably request to verify the accuracy of such certification. The Collateral Agent shall not be required to deliver any such release documents until its (and its legal counsel) expenses have been paid in connection therewith.

(b) Upon the Discharge Date, all rights to the Collateral shall revert to the Borrower, and, upon the written request of the Borrower, the Collateral Agent will, at the Borrower’s expense, (i) promptly cause to be transferred and delivered, without any recourse, warranty or representation whatsoever, any Collateral and any proceeds received in respect thereof, (ii) execute and deliver to the Borrower such UCC termination statements and other documentation as the Borrower may reasonably request to effect the termination and release of the Liens on the Collateral and (iii) execute and deliver to the Borrower such other documentation as the Borrower may reasonably request to affect the termination of the Borrower’s and the Pledgor’s obligations under the Transaction Documents to which it is a party (other than any such obligation which is intended by its terms to survive the Discharge Date).

5.2 Certain Actions. So long as any Secured Obligations remain outstanding in respect of more than one class of Secured Parties, the following provisions shall apply:

(a) Each Secured Debt Representative hereby agrees to give, pursuant to the terms set forth in the Transaction Documents, as the case may be, the Collateral Agent and each other Secured Debt Representative prompt written notice of the occurrence of (i) any Event of Default under such Person’s Transaction Documents, as applicable, of which such Person has written notice, and (ii) acceleration of the maturity of any Secured Obligations under any of the Transaction Documents for which it acts as a Secured Debt Representative wherein such Secured Obligations have been declared to be or have automatically become due and payable earlier than the scheduled maturity thereof or termination date thereunder (or similar remedial actions including demands for cash collateral, have been taken) and setting forth the aggregate amount of Secured Obligations that have been so accelerated under such Transaction Documents, in each case, as soon as practicable after the occurrence thereof (and, in any event, within five Business Days after the occurrence thereof); provided, however, that the failure to provide such notice shall not limit or impair the rights of the Secured Parties, or the obligations of the Borrower or any other Loan Party, hereunder or under the other Transaction Documents. No Agent shall be deemed to have knowledge or notice of the occurrence of an Event of Default under the Transaction Documents to which it is a party until such Agent has received a written notice of such Event of Default from any other Agent, the Borrower, the other Loan Parties or any other Secured Party for whom such Agent is acting as agent or trustee.

(b) The Collateral Agent hereby agrees to give each Secured Debt Representative written notice of the occurrence of an Event of Default following receipt thereof of written notice to it and provide a copy of all other information provided to it by the Borrower, any other Loan Party under the Collateral Documents upon request.

(c) Each Loan Party hereby agrees that, at any time and from time to time, at its sole cost and expense, it shall promptly execute and deliver all further agreements, instruments, documents and certificates and take all further action that may be necessary in order to fully effect the purposes of this Agreement and the Collateral Documents (including, to the extent required by any Collateral Document, the delivery of possession of any Collateral represented by certificated securities that hereafter comes into existence or is acquired in the future to the applicable Collateral Agent as pledgee for the benefit of the Secured Parties) and to enable the Collateral Agents to exercise and enforce its rights and remedies under the Collateral Documents with respect to the Collateral or any part thereof.

(d) As of the date hereof, the Loan Insurer is the Controlling Party under and as defined in the Credit Agreement. In the event the Administrative Agent becomes the Controlling Party under and as defined in the Credit Agreement, it shall deliver a notice thereof to each party hereto and, thereafter, in event the Loan Insurer becomes once again the Controlling Party under and as defined in the Credit Agreement, the Loan Insurer and the Administrative Agent shall jointly deliver a notice thereof to each party hereto.

5.3 Debt Service Reserve; Cash Collateral Accounts; Sponsor Support Agreement.

(a) Notwithstanding anything to the contrary herein (including, without limitation, Section 4.1), each Secured Party hereby acknowledges and agrees that (i) the Lien on all of the Borrower’s rights, titles and interests in, to and under the Lenders Debt Service Reserve Account (as defined in the Depositary Agreement) shall be solely for the benefit of the Administrative Agent, the Collateral Agent (solely in its capacity as agent for the Loan Insurer, the Lenders and the Administrative Agent), the Depositary (solely in its capacity as agent for the Loan Insurer, the Lenders and the Administrative Agent), the Loan Insurer and the Lenders and (ii) the Lien on all of the Borrower’s rights, titles and interests in, to and under a Permitted Additional Debt Service Reserve Account (as defined in the Depositary Agreement) shall be solely for the benefit of the applicable Secured Parties entitled to receive amounts on deposit therein or credited thereto pursuant to Section 3.6 of the Depositary Agreement. For the avoidance of doubt, it is the intention of the parties that (i) each Debt Service Reserve Account and the funds on deposit therein and credited thereto shall be separate from each other Debt Service Reserve Account, (ii) funds on deposit in or credited to a Debt Service Reserve Account shall not be commingled with any funds on deposit in or credited to any other Debt Service Reserve Account and (iii) any Lenders Debt Service Reserve Surety and Tax-Exempt Bond Debt Service Reserve Surety (each as defined in the Depositary Agreement) shall only be credited to, and available to be drawn under, the Debt Service Reserve Account to which it is intended to be credited.

(b) Notwithstanding anything to the contrary herein, nothing contained herein shall be construed to impair the rights of any of the Collateral Agent, the LC Issuers, the Loan Insurer or the Administrative Agent to exercise their rights and remedies in respect of the cash collateral accounts established for the purpose of cash collateralizing any Letters of Credit under the Credit Agreement or as otherwise contemplated by the Sponsor Support Agreement, and each of the parties hereto acknowledges and agrees that the Lien and rights of any the Collateral Agent, the LC Issuers, the Loan Insurer or the Administrative Agent in, to and under such cash collateral accounts and all funds on deposit therein or credited thereto shall be solely for the benefit of the specified beneficiaries thereof. In the event any additional cash collateral accounts are established in connection with cash collateralizing Letters of Credit as contemplated by the definition of Discharge Date or as otherwise contemplated by the Secured Funded Debt Documents (provided, that no more than 102.5% of the Available Amount of such Letters of Credit is cash collateralized), such collateral account shall only be for the benefit of the particular Secured Party who issued or has participation interests in or, in the case of the Loan Insurer, who has insured such Letters of Credit being cash collateralized.

(c) Notwithstanding anything to the contrary herein, each Secured Party hereby acknowledges and agrees that the Sponsor Support Agreement, and the Sponsor Support Payments thereunder and the credit support provided by the Sponsors (as defined therein) thereunder, shall only be for the benefit of the Loan Insurer, the Administrative Agent and the Construction Lenders.

5.4 Additional Secured Obligations.

(a) Subject to the limitations set forth in the Transaction Documents, each Loan Party and each Secured Party acknowledges and agrees that the Collateral may secure additional Secured Obligations of the Borrower to Interest Rate Hedge Providers, Secured Fuel Supply Agreement Counterparties and/or New Lenders (and the Agents thereof), as contemplated hereby. Upon execution and delivery to the Collateral Agent and the Borrower of an Accession Agreement by the Secured Debt Representative for such Interest Rate Hedge Providers, Secured Fuel Supply Agreement Counterparties and/or New Lenders (and the Agents thereof) (as applicable), such Persons shall become “Secured Parties” hereunder, as applicable and the Loan Parties’ obligations to such Persons shall become “Secured Obligations”. Each Loan Party and each Secured Party agrees that this Agreement and the applicable Collateral Documents may be amended by the Loan Parties, the Loan Insurer and the Collateral Agent without the consent of any other Secured Party to the extent necessary or desirable to (i) effectuate the intent of this Section 5.4, (ii) cause the Liens granted thereby to be in favor of such Persons (to the extent Liens in favor of such Persons are expressly permitted by the terms of all of the Transaction Documents) and (iii) cause such Persons to be treated in the same manner as the other Secured Parties under this Agreement and the other Collateral Documents (other than as expressly provided hereby).

(b) The Borrower shall deliver to the Collateral Agent and each Secured Debt Representative, at least 10 Business Days, or such lesser period of time as the Collateral Agent and each Secured Debt Representative may agree, prior to the date any such Accession Agreement is entered into and the proposed Secured Obligations referred to therein incurred a certificate by the Borrower stating that the incurrence of the Debt contemplated by such

Accession Agreement (or the Secured Fuel Supply Agreement contemplated thereby) is being entered into in compliance with the terms of all of the Transaction Documents (and such certifications shall contain, to the extent requested by the Collateral Agent, the Borrower’s analysis thereof). The Borrower shall provide the Collateral Agent and each Secured Debt Representative with all information as such Person may reasonably request to verify the accuracy of such certificate.

SECTION 6. Insolvency or Liquidation Proceedings.

6.1 Finance and Sale Issues. Until the Discharge Date has occurred, if the Borrower or any other Loan Party shall be subject to any Insolvency or Liquidation Proceeding and the Collateral Agent (acting in accordance with a direction of the Required First Lien Secured Parties) shall desire to permit the use of “Cash Collateral” (as such term is defined in Section 363(a) of the Bankruptcy Code), on which the Collateral Agent or any other creditor has a Lien or to permit the Borrower or any other Loan Party to obtain financing, whether from the Secured Parties or any other Person under Section 364 of the Bankruptcy Code or any similar Bankruptcy Law (“DIP Financing”), then each Secured Party agrees that it will raise no objection to such Cash Collateral use or DIP Financing; provided that (a) notwithstanding the foregoing, each Secured Debt Representative and each Secured Party retains the right to object to any ancillary agreements or ancillary arrangements regarding the Cash Collateral use or the DIP Financing that are materially prejudicial to their interests and (b) the DIP Financing (i) does not compel the Borrower or any Loan Party to seek confirmation of a specific plan of reorganization for which all or substantially all of the material terms are set forth in the DIP Financing documentation or a related document or (ii) the DIP Financing document or Cash Collateral order does not expressly require the liquidation of the Collateral prior to a default under the DIP Financing documentation or Cash Collateral order.

6.2 Avoidance Issues. If any Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of the Borrower or any other Loan Party any amount paid in respect of the Secured Obligations (a “First Lien Recovery”), then such Secured Party shall be entitled to a reinstatement of Secured Obligations with respect to all such recovered amounts. In such event (a) the Discharge Date shall be deemed not to have occurred and (b) if this Agreement shall have been terminated prior to such First Lien Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement.

6.3 Reorganization Securities. If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any Property of the reorganized debtor are distributed pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of the Secured Obligations, then, to the extent the debt obligations distributed on account of the Secured Obligations are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

6.4 Post-Petition Interest. None of the Secured Parties shall oppose or seek to challenge any claim by any Secured Party, for allowance in any Insolvency or Liquidation Proceeding of Secured Obligations consisting of post-petition interest, fees or expenses.

SECTION 7. Collateral Agent.

7.1 Appointment. (a) The Bank of New York is hereby appointed Collateral Agent hereunder and under the other Collateral Documents and each of the Secured Parties hereby authorizes The Bank of New York to act as Collateral Agent in accordance with the terms hereof and the other Collateral Documents. The Collateral Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Collateral Documents, as applicable. In performing its functions and duties hereunder, the Collateral Agent shall act solely as an agent of the Secured Parties and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Loan Party or any of its subsidiaries. Each of the Secured Parties irrevocably authorizes the Collateral Agent to take such action on their behalf and to exercise such powers, rights and remedies hereunder and under the other Collateral Documents as are specifically delegated or granted to the Collateral Agent by the terms hereof and thereof or contained in an act of the Required First Lien Secured Parties, together with such powers, rights and remedies as are reasonably incidental thereto. The Collateral Agent shall have only those duties and responsibilities that are expressly specified herein and the other Collateral Documents or contained in a direction of the Required First Lien Secured Parties. The Collateral Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. The Collateral Agent shall not have, by reason hereof or any of the other Transaction Documents, a fiduciary relationship in respect of any Secured Party, and nothing herein or any of the other Transaction Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Collateral Agent any obligations in respect hereof or any of the other Transaction Documents except as expressly set forth herein or therein.

(b) The provisions of this Section 7 are solely for the benefit of the Collateral Agent and the other Secured Parties and no Loan Party shall have any rights as a third party beneficiary of any of the provisions hereof.

7.2 Delegation of Duties. (a) The Collateral Agent may execute any of its duties under this Agreement and the Collateral Documents (including for purposes of holding or enforcing any Lien on the Collateral or any portion thereof granted under the Collateral Documents or of exercising any rights or remedies thereunder) by or through agents or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts of its choice concerning all matters pertaining to such duties. The Collateral Agent shall be responsible for the negligence or misconduct of any agent or attorney-in-fact selected by it with reasonable care.

(b) The Collateral Agent may also from time to time, when the Collateral Agent deems it to be necessary or desirable, appoint one or more trustees, co-trustees, collateral co-agents, collateral subagents or attorneys-in-fact (each, a “Supplemental Collateral Agent”) with respect to all or any part of the Collateral; provided, however, that no such Supplemental Collateral Agent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Collateral Agent. Should any instrument in writing from the Borrower or any other Loan Party be required by any Supplemental Collateral Agent so appointed by the Collateral Agent to more fully or certainly vest in and confirm to such Supplemental Collateral Agent such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Collateral Agent. If any Supplemental Collateral Agent, or successor thereto, shall die, become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall automatically vest in and be exercised by the Collateral Agent until the appointment of a new Supplemental Collateral Agent.

(b) Any notice, request or other writing given to the Collateral Agent shall be deemed to have been given to each Supplemental Collateral Agent. Every instrument appointing any Supplemental Collateral Agent shall refer to this Agreement and the conditions of this Section 7.2.

(c) Any Supplemental Collateral Agent may at any time appoint the Collateral Agent as its agent or attorney-in-fact with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Agreement on its behalf or in its name.

7.3 Exculpatory Provisions. (a) Neither the Collateral Agent nor any of its officers, partners, directors, employees or agents shall be liable to the Secured Parties for any action taken or omitted by the Collateral Agent under or in connection with any of the Collateral Documents except to the extent caused by the Collateral Agent’s gross negligence, willful misconduct or breach of this Agreement. The Collateral Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Collateral Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until the Collateral Agent shall have received a direction of the Required First Lien Secured Parties and, upon receipt of such direction the Collateral Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such directions. Without prejudice to the generality of the foregoing, (i) the Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for a Loan Party), accountants, experts and other professional advisors selected by it; (ii) no Secured Party shall have any right of action whatsoever against the Collateral Agent as a result of the Collateral Agent acting or (where so instructed) refraining from acting hereunder or any of the other Collateral Documents in accordance with a direction of the Required First Lien Secured Parties; and (iii) the Collateral Agent shall be fully protected in performing (and is hereby authorized by the Secured Parties to perform) the ministerial and administrative acts contemplated by or expressly provided in the Collateral Documents. Whenever in the administration of this Agreement the Collateral Agent shall deem it necessary or desirable that a factual or legal matter be proved or established in connection with the Collateral Agent taking, suffering or omitting to take any action hereunder, such matter (unless other evidence in respect thereof is herein specifically prescribed) may be deemed to be conclusively proved or established by a certificate of a Responsible Officer of the Borrower or, if appropriate, from a legal opinion from counsel to the Borrower.

(b) Beyond the exercise of reasonable care in the custody thereof and as otherwise specifically set forth herein, the Collateral Agent shall not have any duty as to any of the Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Collateral Agent shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. The Collateral Agent shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Collateral Agent in good faith.

(c) The Collateral Agent shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence, willful misconduct or breach of this Agreement on the part of the Collateral Agent, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of any Loan Party to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral.

(d) In the event that the Collateral Agent is required to acquire title to any Property for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any obligation for the benefit of another, which in the Collateral Agent’s sole discretion may cause the Collateral Agent to be considered an “owner or operator” under the provisions of CERCLA, or otherwise cause the Collateral Agent to incur liability under CERCLA or any other federal, state or local law, the Collateral Agent reserves the right, instead of taking such action, to either resign as Collateral Agent or arrange for the transfer of the title or control of the asset to a court-appointed receiver. The Collateral Agent shall not be liable to the Secured Parties, the Loan Parties or any other Person for any Environmental Actions under any federal, state or local law, rule or regulation by reason of the Collateral Agent’s actions and conduct as authorized, empowered and directed hereunder or relating to the discharge, release or threatened release of hazardous materials into the environment. If at any time it is necessary or advisable for any part of the Properties of the Loan Parties to be possessed, owned, operated or managed by any Person (including the Collateral Agent) other than a Loan Party or the Secured Parties, the Required First Lien Secured Parties shall direct the Collateral Agent to appoint an appropriately qualified Person (excluding the Collateral Agent) who they shall designate to possess, own, operate or manage, as the case may be, such part of the Project.

(e) The Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or under any other Collateral Document (i) if such action would, in the reasonable opinion of the Collateral Agent, be contrary to applicable law or the terms of this Agreement or (ii) if such action is not specifically provided for in this Agreement or under any other Collateral Document, it shall not have received a direction of the Required First Lien Secured Parties (or, to the extent expressly provided for in the Depositary Agreement, the Administrative Agent or the Controlling Party, as applicable) to take such action.

7.4 Notice of Event of Default. The Collateral Agent shall be deemed to not have actual knowledge or notice of the occurrence of any Event of Default unless the Collateral Agent has received written notice from an authorized officer of a Secured Party or a Loan Party referring to this Agreement and the applicable document or documents governing such Event of Default, describing such Event of Default and stating that such notice is a “Notice of Event of Default”. In the event that the Collateral Agent receives such a written notice, the Collateral Agent shall give notice thereof to the Secured Debt Representatives.

7.5 Non-Reliance on Collateral Agents and Other Secured Parties. Each of the Secured Parties expressly acknowledges that none of the Collateral Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Collateral Agent hereinafter taken, including any review of the affairs of the Borrower or any of its Affiliates, shall be deemed to constitute any representation or warranty by the Collateral Agent to any such Person.

(b) The Collateral Agent shall not be responsible to any Secured Party for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency hereof or any other Transaction Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by the Collateral Agent to Secured Parties or by or on behalf of any Loan Party, to any Secured Party or the Collateral Agent in connection with the Transaction Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Loan Party or any other Person liable for the payment of any Secured Obligations, nor shall the Collateral Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Transaction Documents or as to the use of the proceeds of the Advances or as to the existence or possible existence of any Event of Default or to make any disclosures with respect to the foregoing.

7.6 Collateral Agents in Individual Capacity. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, the Collateral Agent in its individual capacity as a Secured Party hereunder. With respect to Secured Obligations made or renewed by it or any of its Affiliates, the Collateral Agent and its Affiliates shall have the same rights and powers under this Agreement and the other Transaction Documents as any Secured Party, and may exercise the same as though the Collateral Agent were not a Collateral Agent, and the term “Secured Party” shall (to the extent applicable), unless the context clearly otherwise indicates, include the Collateral Agent in its individual capacity.

7.7 Successor Collateral Agents. The Bank of New York may resign as Collateral Agent upon 30 days’ notice to each other Secured Party party hereto and the Borrower. In addition, in accordance with a direction of the Required First Lien Secured Parties, The Bank of New York (or any successor thereto) may be removed as Collateral Agent. If The Bank of New York (or any successor thereto) should resign or be removed as Collateral Agent, the Required First Lien Secured Parties shall appoint a successor agent (in consultation with the

Borrower) whereupon such successor agent shall succeed to the rights, powers and duties of the Collateral Agent, and the term “Collateral Agent” shall mean such successor agent effective upon such appointment and approval, and The Bank of New York’s (or any successor thereto) rights, powers and duties as Collateral Agent shall be terminated, without any other or further act or deed on the part of any of the parties to this Agreement or any Secured Party. If no successor agent has accepted appointment as Collateral Agent by the date that is 30 days following The Bank of New York’s (or any successor thereto) notice of resignation or removal, The Bank of New York (or any successor thereto) resignation or removal shall nevertheless thereupon become effective and the Administrative Agent shall assume and perform all of the duties of the Collateral Agent hereunder until such time, if any, as a successor agent as contemplated above. After any Person’s resignation as a Collateral Agent, the provisions of this Section shall inure to its benefit as to any actions taken or omitted to be taken by it while it was a Collateral Agent under this Agreement and the other Collateral Documents.

7.8 Security Documents. (a) Each party hereto hereby further authorizes the Collateral Agent on behalf of and for the benefit of the Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Collateral and the Collateral Documents. Without further written consent or authorization from the Secured Parties, the Collateral Agent may execute any documents or instruments as contemplated hereby (including the Collateral Documents and release documents pursuant to Section 5.1).

(b) Anything contained in any of the Collateral Documents to the contrary notwithstanding, the Borrower, the Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral, it being understood and agreed that all powers, rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent, and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Secured Party may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

7.9 No Risk of Funds. None of the provisions of this Agreement or the other Collateral Documents shall be construed to require the Collateral Agent in its individual capacity to expend or risk its own funds or otherwise to incur any personal financial liability in the performance of any of its duties hereunder or thereunder.

7.10 Fees; Expenses. The Borrower agrees to pay to the Collateral Agent (a) the Collateral Agent’s fees in accordance with a fee schedule provided by the Collateral Agent to the Borrower prior to the date hereof and (b) the amount of any and all of the Collateral Agent’s reasonable and documented out-of-pocket expenses, including the reasonable and documented fees and expenses of its counsel (and any local counsel) and of any accountants, experts or agents, which the Collateral Agent may incur in connection with (i) the execution and administration of this Agreement and the other Collateral Documents, (ii) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Collateral or

(iii) the exercise or enforcement (whether through negotiations, legal proceedings or otherwise) of any of the rights of the Collateral Agent under this Agreement and the other Collateral Documents.

7.11 Indemnification.

(a) The Borrower, whether or not any of the transactions contemplated hereby shall be consummated, hereby assumes liability for and agrees to defend, indemnify and hold harmless the Collateral Agent, including its officers, directors, agents, Affiliates and employees (each, an “Indemnified Person”), from and against any Claims (including, without limitations, the cost and expenses of defending themselves and the related costs and fees of their counsel) which may be imposed on, incurred by or asserted against an Indemnified Person in any way relating to or arising or alleged to arise out of: (i) its acceptance or administration of this Agreement and the other Collateral Documents; (ii) the financing, construction, ownership, operation or maintenance of the Project, or any part thereof; (iii) any latent or other defects in the Project whether or not discoverable by an Indemnified Person or the Borrower; (iv) a violation of laws or other loss of or damage relating to the Project; (v) any breach by the Borrower of any of its representations or warranties under the Transaction Documents or failure by the Borrower to perform or observe any covenant or agreement to be performed by it under any of the Transaction Documents; (vi) personal injury, death or property damage relating to the Project, including Claims based on strict liability in tort; and (vii) the transactions contemplated hereby (including (A) the performance by the Collateral Agent of its duties, rights and obligations hereunder, (B) any action taken by the Collateral Agent pursuant to a direction of the Required First Lien Secured Parties and (C) any action contemplated to be taken by it hereunder or under any of the Collateral Documents); provided that the foregoing indemnities in clauses (i) through (vii) shall not, as to any Indemnified Person, apply to Claims to the extent they arise out of or result from (A) the gross negligence or willful misconduct of such Indemnified Person as determined in a final, non-appealable judgment by a court of competent jurisdiction, (B) any breach of any obligation or representation or warranty of such Indemnified Person under any Transaction Document, or (C) any Taxes owed by the Indemnified Person in its individual capacity.

(b) All amounts due under clause (a) shall be payable not later than 30 days after written demand therefor. To the extent that the Borrower fails to pay any amount required to be paid by it to the Collateral Agent under clause (a) of this Section, each Secured Party severally agrees to pay to the Collateral Agent such Secured Party’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Collateral Agent in its capacity as such. For purposes hereof, a Secured Parties’s “pro rata share” shall be determined based upon its share of the aggregate amount of Secured Obligations at such time.

(c) To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in clause (a) may be unenforceable in whole or in part because they are violative of any law or public policy, the Borrower or the applicable Secured Parties (as applicable) shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all indemnified liabilities incurred pursuant to clause (a) by any Indemnified Person.

(d) The agreements in this Section 7.11 shall survive the resignation of the Collateral Agent and any termination of this Agreement, including any termination under any Bankruptcy Law.

SECTION 8. Reliance; Waivers; Etc.

8.1 Reliance. Other than any reliance on the terms of this Agreement, each Secured Party acknowledges that it has, independently and without reliance on the Collateral Agent, the Administrative Agent, the Loan Insurer, or any other Secured Party and based on documents and information deemed by it appropriate, made its own credit analysis and decision to enter into the applicable Transaction Documents and be bound by the terms of this Agreement and it will continue to make its own credit decision in taking or not taking any action under the applicable Transaction Documents or this Agreement.

8.2 No Warranties or Liability. (a) Each Secured Party acknowledges and agrees that none of the Collateral Agent, the Administrative Agent, the Loan Insurer or any other Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the Transaction Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. Except as otherwise expressly provided herein, the Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under the Transaction Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate.

8.3 No Waiver of Lien Priorities. (a) No right of the Secured Parties, the Collateral Agent or any of them to enforce any provision of this Agreement or any Transaction Document shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Borrower or any other Loan Party or by any act or failure to act by any Secured Party or the Collateral Agent, or by any noncompliance by any Person with the terms, provisions and covenants of this Agreement or any Transaction Document, regardless of any knowledge thereof which the Collateral Agent or any Secured Party, or any of them, may have or be otherwise charged with.

(b) Notwithstanding anything to the contrary in any of the Collateral Documents (but subject to Section 9.4(d)), none of the Collateral Documents shall be amended, modified or supplemented (i) in any manner materially adverse to any class of the Secured Parties without the consent of the Secured Debt Representative for each such affected class, (ii) in any manner which modifies the voting rights of any class of the Secured Parties without the consent of the Secured Debt Representative for each such affected class or (iii) in any manner inconsistent with the payment and lien priorities established hereby and by the Depositary Agreement for any class of Secured Parties without the consent of the Secured Debt Representative for such affected class.

8.4 Obligations Unconditional. All rights, interests, agreements and obligations of each of the Collateral Agent, Administrative Agent, the Loan Insurer and the Secured Parties, respectively, hereunder shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any Transaction Documents;

(b) except as otherwise expressly set forth in this Agreement, any change in the time, manner or place of payment of, or in any other terms of, all or any of the Secured Obligations or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of any Transaction Document;

(c) except as otherwise expressly set forth in this Agreement, any exchange of any security interest in any Collateral or any other collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Secured Obligations or any guarantee thereof;

(d) the commencement of any Insolvency or Liquidation Proceeding in respect of the Borrower or any other Loan Party; or

(e) any other circumstances which otherwise might constitute a defense available to, or a discharge of, the Pledgor, the Borrower or any other Loan Party in respect of the Collateral Agent, the Secured Obligations or any Secured Party.

SECTION 9. Miscellaneous.

9.1 Conflicts. With respect to the matters covered hereby, in the event of any conflict between the provisions of this Agreement and the provisions of any other Transaction Document, the provisions of this Agreement shall govern and control.

9.2 Effectiveness; Continuing Nature of this Agreement; Severability. (a) This Agreement shall become effective when executed and delivered by each of the parties hereto.

(b) The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding.

(c) Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. All references to any Loan Party shall include such Loan Party as debtor and debtor-in-possession and any receiver or trustee for such Loan Party (as the case may be) in any Insolvency or Liquidation Proceeding.

(d) This Agreement shall terminate and be of no further force and effect on the Discharge Date. Upon the repayment in full in cash of all Secured Obligations owing to a particular series of Secured Parties, and the termination of all such Secured Parties’ Commitments and Transaction Documents related specifically thereto, such Secured Parties, at their request, may be released from all of their obligations hereunder so long as such Secured Parties concurrently disclaim and waive any rights to the Collateral or the other benefits hereof (other than Section 6).

9.3 Amendments; Waivers; Controlling Party. (a) Subject Sections 8.3(b), 9.3(b) and 9.4(d), no amendment, modification or waiver of any of the provisions of this Agreement by any Agent or Secured Debt Representative shall be deemed to be made unless the same shall be in writing signed on behalf of each party hereto or its authorized agent and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time. Each of the parties hereto acknowledges and agrees that if the Loan Insurer is the Controlling Party under and as defined in the Credit Agreement or any other Secured Funded Debt Document, then the Loan Insurer shall have all rights to take all actions (including granting waivers, approving amendments or otherwise) for the Agents under the Credit Agreement or any such Secured Funded Debt Document (as applicable) hereunder; provided that no such actions shall, in the absence of the Collateral Agent’s consent (such consent not to be unreasonably withheld or delayed), be effective as against the Collateral Agent to the extent that the effect of such action would be to increase or otherwise materially amend or modify the duties of the Collateral Agent hereunder.

(b) Notwithstanding Section 9.3(a), neither the Borrower nor any other Loan Party shall have any right to consent to or approve any amendment, modification or waiver of any provision of this Agreement except to the extent its rights are directly affected (which includes, but is not limited to any amendment to the Borrower’s ability to cause additional obligations to constitute Secured Obligations as the Borrower may designate or any amendment, modification or waiver of Section 5.1, 5.4, 6.1, 9.1, 9.2, 9.3, 9.4, 9.8 or 9.9) or such amendment, modification or waiver, if adopted, would cause any Loan Party to be in default under any of the Transaction Documents.

(c) Notwithstanding the other provisions of this Section 9.3, the Borrower, the Pledgor, the Loan Insurer (so long as it is the Controlling Party under the Credit Agreement or any other Secured Funded Debt Document) and the Collateral Agent may (but shall have no obligation to) amend or supplement this Agreement or the Collateral Documents without the consent of any other Secured Party: (i) to cure any ambiguity, defect or inconsistency; (ii) to make any change that would provide any additional rights or benefits to the Secured Parties; or (iii) to make, complete or confirm any grant of Collateral permitted or required by this Agreement or any of the Collateral Documents or any release of any Collateral that is otherwise permitted under the terms of this Agreement and the Transaction Documents.

9.4 Voting. (a) Without limiting anything contained herein (including Section 9.3(b) and 9.3(c)) and other than ministerial and administrative acts contemplated by or expressly provided in the Collateral Documents to which it is a party, the Collateral Agent shall not take any other action (including the exercise of remedies, the amendment of Collateral Documents or the granting of waivers under such Collateral Documents), or grant its consent under any Collateral Documents, unless pursuant to a direction of the Required First Lien Secured Parties. If the Collateral Agent determines that discretion is needed in the taking of any action, it may refrain from taking such action until such directions or instructions are received pursuant to a direction of the Required First Lien Secured Parties and shall have no liability to the Secured Parties for so refraining.

(b) In connection with any act or decision by the Required First Lien Secured Parties under this Agreement or any of the Collateral Documents, (i) the vote of the Construction Lenders or the New Lenders (as applicable) shall be calculated based on the amount of the Lenders Exposure Amount owed to such Construction Lenders or the New Lenders (as applicable) at the time the applicable matter is presented for a vote, (ii) the vote of the Interest Rate Hedge Providers shall be calculated based on the amount of the Eligible Swap Amount at the time the applicable matter is presented for a vote, (iii) the vote of the Secured Fuel Supply Agreement Counterparties shall be calculated based on the amount of the Eligible Fuel Supply Agreement Amount at the time the applicable matter is presented for a vote and (iv) the vote of the Loan Insurer (as contemplated by clause (d) of the definition of “Required First Lien Secured Parties” and not including its rights to vote any Secured Party’s claims in respect of the Insured Debt as contemplated by clause (d) below) shall be calculated based on the amount owed by the Borrower to the Loan Insurer under the Loan Insurance Agreement at the time the applicable matter is presented for a vote.

(c) In calculating the percentage of Secured Parties voting for any matter that is the subject of a vote, consent, waiver, approval or otherwise providing direction with respect to a decision, the total number of votes cast by the Secured Parties (taken as a single class and series of Debt) in favor of such decision shall be divided by the total number of votes eligible to be cast by the Secured Parties which are entitled to so vote, consent, waive, approve or otherwise provide direction (and, for the avoidance of doubt, no series of Debt hereunder will vote as a block or separate class).

(d) Notwithstanding anything to the contrary herein, as and to the extent provided for in (1) the Credit Agreement, (2) any Interest Rate Protection Agreement, if the Borrower’s scheduled payment obligations thereunder are insured pursuant to an Insurance Policy and (3) from and after the occurrence of a Permitted Tax-Exempt Bond Refinancing, any Secured Funded Debt Documents relating to such Permitted Tax-Exempt Bond Refinancing (if the Borrower’s scheduled principal and interest payment obligations under such Secured Funded Debt Documents are guaranteed by the Loan Insurer pursuant to an Insurance Policy) (collectively, the Credit Agreement, such Secured Funded Debt Documents, such Interest Rate Protection Agreements and the Secured Obligations thereunder being referred to herein as the “Insured Debt”), the Loan Insurer (so long as it is the “Controlling Party” for such Insured Debt or the person thereunder entitled to exercise the applicable Secured Parties’ voting rights) shall be treated as the holder of all such Insured Debt and shall have all of the rights afforded to it under Article X of the Credit Agreement (in the case of the Credit Agreement), any comparable provision of such other Secured Funded Debt Documents and/or such Interest Rate Protection Agreements (in the case of other Insured Debt), including:

(i) having the exclusive power after the Closing Date to determine, control and direct any request, demand, authorization, direction, notice, consent, waiver, funding decision, or other action to be given, made or taken by any party to the Credit Agreement (including the Administrative Agent and the Construction Lenders, but excluding the Borrower), such Secured Funded Debt Documents (including the applicable trustee and tax-exempt bond holders, but excluding the Borrower) and such Interest Rate Protection Agreements (including the applicable Interest Rate Hedge Providers, but excluding the Borrower), hereunder;

(ii) having the exclusive power under the Transaction Documents (including this Agreement) to vote on behalf of such Insured Debt to determine the exercise of, and otherwise control and direct the enforcement of, all rights and remedies in respect of any Event of Default and the Collateral (including the exclusive power to provide to the Collateral Agent any “direction of the Required First Lien Secured Parties”); and

(iii) having the sole right to vote all of the Construction Lenders’ claims hereunder (i.e., their “Lenders Exposure Amount”), the applicable trustee and tax-exempt bond holders claims hereunder (i.e., their “Lenders Exposure Amount”), and the applicable Interest Rate Hedge Providers claims hereunder (i.e., their “Eligible Swap Amount”), and having the sole right to exercise the applicable Secured Debt Representative’s voting rights hereunder (including, in each case, votes with respect to any matters contemplated by Sections 3, 8.3(b) and 9.3(a) and this Section 9.4).

Nothing in this clause (d) shall impair or affect the Administrative Agent’s or any other Agent’s obligations, as a Secured Debt Representative, to provide the information, notices and other documentation required of it hereunder.

9.5 Information Concerning Financial Condition of the Borrower. Each Secured Party shall each be responsible for keeping themselves informed of (a) the financial condition of the Borrower and (b) all other circumstances bearing upon the risk of nonpayment of the Secured Obligations. No Agent or Secured Party shall have any duty to advise any other Agent or Secured Party of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that any Agent or Secured Party, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to any other Agent or Secured Party, it or they shall be under no obligation:

(a) to make, and the Agents and the Secured Parties shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided;

(b) to provide any additional information or to provide any such information on any subsequent occasion;

(c) to undertake any investigation; or

(d) to disclose any information, which pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

9.6 Application of Payments. All payments received by the Collateral Agent (on behalf of the Secured Parties) or any Secured Party in accordance with the terms hereof and the other Collateral Documents may be applied, reversed and reapplied, in whole or in part, to such part of the Secured Obligations as provided for herein and in the applicable Transaction Documents.

9.7 CONSENT TO JURISDICTION. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 9.9; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT EACH PARTY RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY OTHER PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

9.8 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER HEREOF, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 9.8 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

9.9 Notices. All notices to the Secured Parties permitted or required under this Agreement shall also be sent to the Collateral Agent. Unless otherwise specifically provided herein, any notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed. For the purposes hereof, the addresses of the parties hereto shall be as set forth on Annex I hereto, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties. Each Secured Debt Representative shall provide the Collateral Agent with current contact and notice information at all times hereunder.

9.10 Further Assurances. Each Loan Party agrees that, at the sole cost and expense of the Borrower, it shall take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the Collateral Agent may reasonably request to effectuate the terms of and the Liens contemplated by this Agreement.

9.11 APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED UNDER, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO CONFLICTS OF LAWS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

9.12 Binding on Successors and Assigns. This Agreement (including any decision by the Secured Parties hereunder) shall be binding upon the parties hereto, Secured Parties and the Loan Parties and their respective successors and permitted assigns.

9.13 Specific Performance. The Collateral Agent and each Secured Debt Representative may demand specific performance of this Agreement. Each party hereto hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by the Collateral Agent or any Secured Debt Representative.

9.14 Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

9.15 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement or any document or instrument delivered in connection herewith by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable.

9.16 Authorization. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.

9.17 No Third Party Beneficiaries; No Partnership. Subject to Section 9.18, this Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and assigns and shall inure to the benefit of each of the Secured Parties. Nothing contained in this Agreement and no action by any Secured Party is intended to constitute or shall be deemed to constitute such Secured Parties (or any of them) a partnership, association, joint venture or other entity.

9.18 Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended for the purpose of defining the relative rights of the Collateral Agent and the other Secured Parties. None of the Borrower, any other Loan Party or any other creditor thereof shall have any rights hereunder and neither the Borrower nor any other Loan Party may rely on the terms hereof, other than, in each case, the provisions of Sections 4.1, 5.1, 5.4, 6.1, 9.3, 9.4 and 9.16 (and the related definitions) hereof. Nothing in this Agreement is intended to or shall impair the obligations of the Borrower or any other Loan Party, which are absolute and unconditional, (a) to pay the Secured Obligations as and when the same shall become due and payable in accordance with their terms or (b) otherwise comply with the terms of the Transaction Documents.

IN WITNESS WHEREOF, the parties hereto have executed this Collateral Agency and Intercreditor Agreement as of the date first written above.

BORROWER

PLUM POINT ENERGY ASSOCIATES, LLC,
a Delaware limited liability company

By:	/s/ Illegible
Name:
Title:

PLEDGOR

PPEA HOLDING COMPANY, LLC,
a Delaware limited liability company

By	/s/ Illegible
Name:
Title:

COLLATERAL AGENT

THE BANK OF NEW YORK not in its individual capacity, but solely as Collateral Agent under the Collateral Agency and Intercreditor Agreement

By:	/s/ Beata Mryniewicka
Name:	Beata Mryniewicka
Title:	Assistant Vice President

[COLLATERAL AGENCY AGREEMENT]

ADMINISTRATIVE AGENT

THE ROYAL BANK OF SCOTLAND PLC

By:	/s/ Richard Randall
Name:	Richard Randall
Title:	Managing Director

LOAN INSURER

AMBAC ASSURANCE CORPORATION

By:	/s/ Illegible
Name:
Title:

[COLLATERAL AGENCY AGREEMENT]